EXHIBIT 11

       STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
       ----------------------------------------------
          (In thousands, except per share amounts)


                                      2003       2002       2001
                                    -------    -------    -------
Net income                          $73,727    $61,627    $47,744
                                    =======    =======    =======

Average common shares outstanding    79,828     79,705     78,933

Common stock equivalents (1)          1,840      1,817      1,250
                                    -------    -------    -------

Diluted shares outstanding           81,668     81,522     80,183
                                    =======    =======    =======

Basic earnings per share            $  0.92    $  0.77    $  0.60
                                    =======    =======    =======

Diluted earnings per share          $  0.90    $  0.76    $  0.60
                                    =======    =======    =======


(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.


  There were no options to purchase shares of common stock which were outstanding during the periods indicated above, but excluded from the computation of diluted earnings per share because the option purchase price was greater than the average market price of the common shares.